Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW Galileo Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 33-52272 of TCW Galileo Funds, Inc. on Form N-1A of our reports dated December 23, 2004 appearing in the Annual Reports of TCW Galileo Funds, Inc. for the year ended October 31, 2004, and to the reference to us under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 23, 2005